Exhibit 99.1

GAP INC. REPORTS FEBRUARY SALES FLAT;

COMPARABLE STORE SALES DOWN 3 PERCENT

SAN FRANCISCO – March 3, 2005 — Gap Inc. (NYSE: GPS) today reported net sales of $924 million for the four-week period ended February 26, 2005, which are flat compared with net sales of $925 million for the same period ended February 28, 2004. The company’s comparable store sales for February 2005 decreased 3 percent compared with a 12 percent increase in February 2004.

Comparable store sales by division for February 2005 were as follows:

•	Gap North America: negative 2 percent versus positive 4 percent last year

•	Banana Republic North America: negative 6 percent versus positive 30 percent last year

•	Old Navy North America: negative 1 percent versus positive 16 percent last year

•	International: negative 8 percent versus negative 1 percent last year

“We were pleased with improved year over year total company merchandise margins, as we continued to sell through Spring merchandise in February,” said Sabrina Simmons, Senior Vice President, Treasury and Investor Relations.

Per the company’s previous announcement on February 24, 2005, starting with fiscal 2005, the company is changing external reporting to reflect Gap United States and Gap Canada together as Gap North America. This change aligns Gap division to be consistent with how the company reports North American operations at Old Navy and Banana Republic. Starting with fiscal 2005, International reporting includes stores in the United Kingdom, France and Japan.

As of February 26, 2005, Gap Inc. operated 3,001 store locations compared with 3,020 store locations last year.

For more detailed information, please call 1-800-GAP-NEWS to listen to Gap Inc.’s monthly sales recording. International callers may call 706-634-4421.

Gap Inc. Copyright Information

All recordings made on 800-GAP-NEWS have been recorded on behalf of Gap Inc. and consist of copyrighted material. They may not be re-recorded, reproduced, retransmitted or rebroadcast without Gap Inc.’s express written permission. Your participation represents your consent to these terms and conditions, which are governed under California law.

Investor Relations:	Media Relations:

Mark Webb	Kris Marubio
415-427-2161	415-427-1798